Exhibit 3.2

CERTIFICATE OF ELIMINATION OF THE
SERIES B JUNIOR PARTICIPATING PREFERRED STOCK OF
CNO FINANCIAL GROUP, INC.

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

CNO Financial Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation by resolutions duly adopted, authorized the issuance of 2,000,000 shares of Series B Junior Participating Preferred Stock, $0.01 par value per share, of the Corporation (the “Series B Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on December 6, 2011, filed a Certificate of Designations (the “Certificate of Designations”) with respect to such Series B Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Secretary of State”).
2.That no shares of said Series B Preferred Stock have been issued and no shares thereof will be issued subject to said Certificate of Designations.

3.That the Board of Directors of the Corporation has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors and by a Certificate of Designations filed in the office of the Secretary of State of the State of Delaware on December 6, 2011, the Corporation authorized the issuance of a series of 2,000,000 shares of Series B Preferred Stock of the Corporation for issuance in connection with rights to purchase such shares of Series B Preferred Stock as contemplated by the Amended and Restated Section 382 Rights Agreement, dated December 6, 2011 (the “Existing Rights Plan”) between the Corporation and American Stock Transfer & Trust Company, LLC, as rights agent; and
WHEREAS, no shares of Series B Preferred Stock have been issued, no shares thereof are outstanding and no shares thereof will be issued subject to the Series B Certificate of Designations, and it is desirable that all matters set forth in the Series B Certificate of Designations be, for the avoidance of doubt, eliminated from the Corporation’s Certificate of Incorporation;

NOW THEREFORE, it is hereby
RESOLVED, that, all matters set forth in the Certificate of Designations with respect to the Series B Preferred Stock be eliminated from the Corporation’s Certificate of Incorporation; and it is further;
RESOLVED, that the proper officers of the Corporation are each authorized and empowered in the name and on behalf of the Corporation to take or cause to be taken any and all actions, to execute and file any and all certificates, documents or other instruments and to do any and all things, including without limitation, the filing of a Certificate of Elimination for the Series B Preferred Stock with the Secretary of State of the State of Delaware, which may be necessary and/or convenient to effectuate the above resolution.
4.That, accordingly, all matters set forth in the Certificate of Designations with respect to the Series B Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 13th day of November, 2014.
CNO FINANCIAL GROUP, INC.

By:	/s/ Erik M. Helding
Name: Erik M. Helding
Title: Senior Vice President, Treasury and Investor Relations

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